Exhibit 3.7(b)

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
BASSCO VALLEY, LLC

A DELAWARE LIMITED LIABILITY COMPANY

EFFECTIVE AS OF SEPTEMBER 16, 1997

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

           THIS LIMITED LIABILITY COMPANY AGREEMENT of BASSCO VALLEY, LLC (the "Company") was made and entered into as of the 9th day of October, 1996, by and among the Company, Ronnie G. Dunnigan ("Dunnigan") , Harold E. Sergent ("Sergent"), and Gary Barker ("Barker") , and is hereby amended and restated by and among the Company, Dunnigan, Barker and Hayman Holdings, Inc., a Kentucky corporation ("Hayman").

RECITALS:

           A.   The Company was formed by filing a Certificate of Formation with the Delaware secretary of State on October 9, 1996.

           B.   Dunnigan, Sergent and Barker formed the Company to invest in and hold stock in Kindill Mining Company ("Kindill").

           C.   After the formation of the Company certain events have occurred as more specifically set forth in Sections 2.6 through 2.9.

           D.   The Company and the other parties to this agreement desire to establish certain rules regarding (i) the operation of the Company and (ii) the rights, duties, limitations, qualifications and relations among the parties to this agreement, their assignees and transferees, and the company.

AGREEMENT:

          In consideration of the above Recitals, which are incorporated herein by this reference, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this agreement hereby agree as follows:

ARTICLE 1.

DEFINITIONS

          The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein);

           1.1   "Act" shall mean the Delaware Limited Liability Company Art at Delaware code Annotated § 18-101 et seq.

           1.2   "Agreement" shall mean this Limited Liability Company Agreement as originally executed and as amended from time to time.

           1.3   "Capital Account" as of any given date shall mean the capital contribution to the Company by an Equity Owner as adjusted up to the date in question pursuant to Article 7.

           1.4   "Capital Interest" shall mean the proportion that an Equity Owner's positive Capital Account bears to the aggregate positive Capital Accounts of all Equity Owners whose Capital Accounts have positive balances as may be adjusted from time to time.

           1.5   "Certificate of Formation" shall mean the Certificate of Formation of Bassco Valley, LLC as filed with the Secretary of State of Delaware pursuant to the Act, as amended from time to time.

           1.6   "Code" shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

           1.7   "Company" shall refer to Bassco Valley, LLC.

           1.8    "Distributable Cash" shall mean all cash, revenues and funds received by the Company, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company's business; and (iii) such reserves as the Manager in its discretion deems necessary to the proper operation of the Company's business.

           1.9   "Economic Interest" shall mean an Equity Owner's share of one or more of the company's net profits, net losses and distributions of the Company's assets pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including, (i) the right to vote on, consent to or otherwise participate in any decision of the Members or Managers; (ii) the right to vote on the continuation of the Company following a "Withdrawal Event," as defined in and in accordance with Section 10.1 (c); and (iii) the right to receive information furnished to Members by the Manager.

           1.10   "Economic Interest Owner" shall mean the owner of an Economic Interest who is not a Member (including, but not limited to, an assignee of all or a part of a Member's Membership Interest who is not admitted to the Company as a Member in accordance with the terms of this Agreement).

           1.11   "Entity" shall mean any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

           1.12    "Equity Owner" shall mean a Member or an Economic Interest owner.

           1.13    "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.

           1.14    "Gifting Equity Owner" shall mean any Equity Owner who gifts, bequeaths or otherwise transfers for no consideration (by operation of law or otherwise, except with respect to bankruptcy) all or any part of its Membership interest or Economic Interest.

           1.15   "Installment Agreement" shall have the meaning ascribed in the Stock Purchase Agreement.

           1.16   "KHI" shall mean Kindill Holding, Inc., a, Kentucky corporation.

           1.17    "Kindill" shall mean Kindill Mining Company, an Indiana corporation.

           1.18   "Majority Interest" shall mean one or more interests of Members which taken together exceed 50% of the aggregate of all interests in net profits owned by Members pursuant to Section 8.1.a.

           1.19   "Manager" shall mean Dunnigan, so long as Dunnigan continues to be a Manager, or any other Person or Persons that become Managers in accordance with the terms of this Agreement. References to the Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

           1.20   "Member" shall mean each of the parties who executes a counterpart of this Agreement as a Member and each of the parties who may hereafter become Members. To the extent a Manager owns a Membership Interest, each Manager will have all the rights of a Member with respect to such Membership Interest, and the term "Member" as used herein shall include a Manager to the extent such Manager owns such Membership Interest.

           1.21   "Membership Interest" shall mean a Member's entire interest in the Company including such Member's Economic Interest and such other rights and privileges that the Member may enjoy by being a Member.

           1.22   "Option Agreement" shall have the meaning ascribed in the Stock Purchase Agreement.

           1.23   "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where the context so permits.

           1.23   "Selling Equity Owner" shall mean any Equity Owner which sells, assigns, or otherwise transfers for consideration all or any portion of its Membership Interest or Economic Interest.

           1.25   "Stock Purchase Agreement" shall mean that Stock Purchase Agreement between KHI and the Company dated September __, 1997.

           1.26   "Transferring Equity Owner" shall mean any Selling Equity Owner or Gifting Equity Owner.

ARTICLE 2.

FORMATION OF COMPANY

           2.1   Formation. Effective as of the filing of the Certificate of Formation the Members executing this Agreement as of the date hereof form a Delaware Limited Liability Company pursuant to the Act. Any Manager also shall execute and file on behalf of the Company such amendments to the Certificate of Formation, and such trade name affidavits, additional instruments and amendments thereto, as may from time to time be necessary or appropriate to carry out this Agreement and enable the Company to conduct its business in accordance with applicable laws.

           2.2   Name. The name of the Company is Bassco Valley, LLC.

           2.3   Principal Place of Business. The principal place of business of the Company shall be 3100 Maria Drive, Lexington, Kentucky 40516. The company may locate its places of business and registered office at any other place or places an the Manager may from time to time deem advisable.

           2.4   Registered Office and Registered Agent. The company's initial registered off ice shall be at the off ice of its registered agent at 1209 Orange Street, Wilmington, Delaware 19801, and the name of its initial registered agent at such address shall be The Corporation Trust Company. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the Act.

           2.5   Term. The Company shall have a term of 30 years, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or non-waivable provisions of the Act.

           2.6   Hayman Obligation. On October 15, 1996, the Company executed and delivered to Hayman a promissory note in the original principal amount of $206,700, and an Option pursuant to which Hayman could purchase a 76.10% interest in the Company in exchange for the amount owing on the promissory note, which note and option are collectively referred to as the ("Hayman Obligation"). The Company and Hayman have agreed, (and by the execution of this First Amended and Restated Limited Liability Company Agreement do agree) that in consideration of the rights conferred upon it by this Agreement Hayman has cancelled and released the Hayman obligation.

           2.7   Admission of Hayman as a Member. Dunnigan, and Barker have consented (and by the execution of this First Amended and Restated Limited Liability Company Agreement do consent) to the admission of Hayman as a Member of the company under the terms and conditions set forth herein.

           2.8   Transfer of Sergent's Interest, Termination of Sergent's Rights Hereunder and Continuation of Company. Sergent has transferred his Membership Interest ("Sergent's interest") in the Company to Dunnigan. The Company, Dunnigan, Hayman and Barker have (and by the execution of this First Amended and Restated Limited Liability company Agreement do) approve and consent to the transfer of Sergent's. interest to Dunnigan, waive any right of first refusal with respect to such transfer, and consent to the continuation of the business of the Company without dissolution notwithstanding Sergent's ceasing to be a Member.

           2.9   Stock Purchase Agreement. Contemporaneously with the execution of this First Amended and Restated Limited Liability Agreement the Company has entered into the Stock Purchase Agreement and certain other agreements referred to therein. The Members of the company consent to the company's entering into and performing its obligations under the Stock Purchase Agreement.

ARTICLE 3.

BUSINESS OF COMPANY AND POWERS

           3.1   Permitted Business. The business of the Company shall be to invest in, hold and dispose of stock in Kindill and to own and exercise the Company's rights under the Stock Purchase Agreement.

           3.2   Powers. The Company may

           a.   exercise all powers necessary to or reasonably connected with the company's business which may be legally exercised by limited liability companies under the Act; and

           b.   engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

ARTICLE 4.

NAMES AND ADDRESSES OF MEMBERS

The names and addresses of the Members are as follows:

NAME	ADDRESS

Dunnigan	3100 Maria Drive Lexington, Kentucky 40516

Barker	_________________________ _________________________ _________________________

Hayman	_________________________ _________________________ _________________________

ARTICLE 5.

MANAGEMENT OF THE COMPANY

           5.1   Management. The business and affairs of the Company shall be managed by its Manager. Except for situations in which the approval of the Members is expressly required by this Agreement or by non-waivable provisions of the Act, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one of the Managers is expressly required pursuant to this Agreement or the Act.

           5.2   Number, Tenure and Qualifications. The Company shall initially have one Manager. The number of Managers of the Company shall be fixed from time to time by the affirmative vote of Members holding at least a Majority Interest, but in no event shall there be less than one Manager. Each Manager shall hold office until it (i) resigns, dies, dissolves or is bankrupt; or (iii) is removed pursuant to Section 5.7. Managers shall be appointed by the affirmative vote of Members holding at least a Majority Interest.

           5.3   Certain Powers of Manager. Without limiting the generality of Section 5.1, the Manager shall have power and authority, on behalf of the Company:

           a.   To acquire property from any Person as the Manager may determine. The fact that a Manager or a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Manager from dealing with-that Person;

           b.   To borrow money for the Company from banks, other lending institutions, the Manager, Members, or affiliates of the Manager or Members on such terms as the Manager deems appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Manager, or to the extent permitted under the Act, by agents or employees of the Company expressly authorized to contract such debt or incur such liability by the Manager;

           c.   To purchase liability and other insurance to protect the company's property and business;

           d.   To hold and own any Company real and/or personal properties in the name of the Company;

           e.   To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

           f.   To sell or dispose of the Company's assets in the ordinary course of the Company's business;

           g.   To execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; partnership agreements, operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Managers, to the business of the Company;

           h.   To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from company funds;

           i.   To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve; and

           j.   To take any action necessary or convenient to the performance of the Company's obligations or the exercise of the Company's rights under the Stock Purchase Agreement, including but not limited to the execution of documents necessary to transfer the Company's Kindill Stock, such as stock powers, assignments and assumption agreements and releases.

           k.   To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

          Unless authorized to do so by this Agreement or by a Manager or Managers of the company, no attorney-in-f act, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Manager to act as an agent of the Company in accordance with the previous sentence.

           5.4   Liability for Certain Acts. Each Manager shall perform its duties as Manager in good faith, in a manner it believes to be in the best interests of the Company. A Manager who so performs the duties as Manager shall not have any liability to the Company or the other Members by reason of being or having been a Manager of the Company. The Manager does not, in any way, guarantee the return of the Equity Owners, capital contributions or a profit for the Equity owners from the operations of the Company. The Manager shall not be liable to the Company or to any Equity owner for any loss or damage sustained by the Company or any Equity Owner, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, breach of this Agreement or a wrongful taking by the Manager.

           5.5   Managers and Members Have No Exclusive Duty to Company. The Manager shall not be required to manage the Company as its sole and exclusive function and it (and any Manager and/or Member) may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Equity Owner shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager and/or Equity Owner or to the income or proceeds derived therefrom. Neither the Manager nor any Equity owner shall incur any liability to the Company or to any of the Equity owners as a result of engaging in any other business or venture.

           5.6   Indemnity of the Managers, Employees and Other Agents. The Company shall indemnify the Manager and make advances for expenses to the maximum extent permitted under the Act. The Company shall indemnify its employees and other agents who are not Managers to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by Members owning a Majority Interest.

          The Company shall indemnify the Manager for and hold him harmless from any liability, whether civil or criminal, and any loss, damage, or expense, including reasonable attorneys' fees, incurred in connection with the ordinary and proper conduct of the company's business and the preservation of its business and property, or by reason of the fact that such person is or was a Manager; provided the Manager to be indemnified acted in good faith and in a manner such Manager believed to be consistent with the provisions of this Agreement; and provided further that with respect to any criminal action or proceeding, the Manager to be indemnified had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that indemnification is not available hereunder. The obligation of the company to indemnify any Manager hereunder shall be satisfied out of Company assets only, and if the assets of the Company are insufficient to satisfy its obligation to indemnify any Manager, such Manager shall not be entitled to contribution from any Equity owner.

           5.7   Removal. At a meeting of Members called expressly for that purpose, a Manager may be removed at any time with or without cause, upon the affirmative vote of Members holding a Majority Interest determined without regard to any interest held by the Manager. The removal of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

           5.8   Compensation, Reimbursement, Organization Expenses. No Manager or Member shall be entitled to compensation from the Company for services rendered to the Company as such. Upon the submission of appropriate documentation each Member shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred by such Member on behalf of the Company or at the Company's request. [Notwithstanding the foregoing sentence, it is agreed that the Company shall reimburse Dunnigan for closing expenses in the approximate amount of $___________ and shall pay Dunnigan a bonus in the amount of $______________.]

           5.9   Company Books. In accordance with Section 8.7 herein, the Manager shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books, and other relevant Company documents. Upon reasonable request, each Equity Owner shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting Equity Owner's expense.

ARTICLE 6.

RIGHTS AND OBLIGATIONS OF EQUITY OWNERS

           6.1   Limitation of Liability. No Equity owner shall be personally liable for any debts or losses of the Company beyond such Equity Owner's Capital Contributions and any obligation of the Equity Owner under Section 7.1 or 7.2 to make Capital Contributions or as otherwise required by law.

           6.2   List of Members. Upon written request of any Member, the Manager shall provide a list showing the names, addresses, Membership Interests and Economic Interests of all Equity Owners.

           6.3   Priority and Return of Capital. Except as may be expressly provided in Article 8, no Equity owner shall have priority over any other Equity owner, either as to the return of capital contributions or as to net profits, net losses or distributions; provided that this Section shall not apply to loans (as distinguished from capital contributions) which an Equity owner has made to the Company.

ARTICLE 7.

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

           7.1   Equity Owners' Capital Contributions. Each Equity Owner shall contribute such amount as is set forth in Exhibit 7.1 hereto as its share of the total capital contributions.

           7.2   Additional Contributions. Except as set forth in Section 7.1, no Equity Owner shall be required to make any capital contributions. To the extent determined by the Manager, from time to time, the Equity Owners may be permitted to make additional capital contributions if and to the extent they so desire, and if the Manager determines that such additional capital contributions are necessary or appropriate in connection with the conduct of the Company's business (including without limitation, expansion or diversification). In such event, the Equity Owners shall have the opportunity (but not the obligation) to participate in such additional capital contributions on a pro rata basis in accordance with their interests in net profits.

           7.2   Capital Accounts.

           a.   A separate Capital Account will be maintained for each Equity owner. The manner in which Capital Accounts are to be maintained pursuant to this Section 7.3(a) shall comply with the requirements of Section 704 (b) and the Treasury Regulations promulgated thereunder.

           b.   Upon liquidation of the Company, liquidating distributions will be made in accordance with the positive Capital Account balances of the Equity owners, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs. Liquidation proceeds will be paid in accordance with Section 10.2. Notwithstanding the foregoing sentence, in the event liquidating distributions pursuant to Section 10.2 would not be in accordance with positive capital account balances, the income, deductions, gains, and losses of the company shall be allocated in such a manner as to cause the Capital Accounts to equal the amounts distributed under section 10.2.

          Except as otherwise required in the Act (and subject to Section 7.1 and 7.2), no Equity Owner shall have any liability to restore all or any portion of a deficit balance in such Equity owner's Capital Account.

ARTICLE 8.

ALLOCATIONS, INCOME TAX, DISTRIBUTIONS, ELECTIONS AND REPORTS

           8.1   Allocations of Profits and Losses from Operations. The income, deductions, gain, loss, and credits of the Company shall be allocated as follows:

           a.   Income, Deductions. etc. Other Than with Respect to the Option Agreement. Except as provided in Section 8.1 b., all income deductions, gain, loss, and credits of the Company (including but not limited to any income resulting from any payment under the Stock Purchase Agreement or the Installment Agreement but not including a payment in form of, or pursuant to, the Option Agreement) shall be allocated among the Members in the following percentages:

Hayman Dunnigan Barker	76.1% 12.71% 11.19%

           b.   Income and Gain Resulting from the Option Agreement. Notwithstanding Section 8.1.a., all income, gain, deduction, loss, and credit of the Company resulting from the grant, lapse or exercise of the Option Agreement, and all income, gain, deduction, loss, and credit of the Company resulting from any property acquired pursuant to the exercise of the Option, shall be allocated to Hayman.

           8.2.   Distributions. Except as provided in Section 10.2, all distributions of Distributable Cash shall be made to the Equity owners in proportion to their respective Capital Interests at such time or times as the Manager determines in its sole discretion.

           8.3   Accounting Principles. The profits and losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis using the accrual method of accounting.

           8.4   Interest on and Return of Capital Contributions. No Equity owner shall be entitled to interest on its capital contribution or to return of its capital contribution, except as otherwise specifically provided for herein.

           8.5   Loans to Company. Nothing in this Agreement shall prevent any Equity owner from making secured or unsecured loans to the Company by agreement with the Company.

           8.6   Accounting Period. The Company's accounting period shall be the calendar year.

           8.7   Records, Audits and Reports. At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

           a.   A current list of the full name and last known business, residence, or mailing address of each current Equity Owner;

           b.   A copy of the Certificate of Formation of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

           c.   Copies of the Company's federal, state, and local income tax returns and reports, if any, for the four most recent years;

           d.   Copies of the Company's currently effective Agreement, copies of any writings permitted or required with respect to an Equity owner's obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years.

           8.8.   Returns and Other Elections. The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of each Fiscal Year. The Manager shall make any filings or elections necessary to qualify the Company as a partnership for Federal income tax purposes and/or shall not take any action or make any filing which would cause the Company not to qualify as a partnership for Federal income tax purposes. The Manager shall cause the Company to make the election for which Code Section 754 provides.

           All elections permitted to be made by the Company under federal or state laws shall be made by the Members owning a Majority Interest in their sole discretion.

ARTICLE 9.

TRANSFERABILITY

           9.1   General. Except as otherwise specifically provided herein no Equity Owner shall have the right to:

           a.   sell, assign, transfer, exchange or otherwise transfer for consideration, (collectively, "sell" or "sale"),

           b.   gift, bequeath or otherwise transfer for no consideration whether or not by operation of law, except in the case of bankruptcy (collectively "gift") all or any part of its Membership interest or Economic Interest. Each Equity Owner hereby acknowledges the reasonableness of the restrictions on sale and gift of Membership Interests and Economic Interests imposed by this Agreement in view of the Company purposes and the relationship of the Equity owners. Accordingly, the restrictions on sale and gift contained herein shall be specifically enforceable. In the event that any Equity Owner pledges or otherwise encumbers any of its Membership Interest or Economic Interest as security for repayment of a liability, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all the terms and conditions of this Article 9.

           9.2   Right of First Refusal, Transfers Among Members and Certain Gifts of Interest

           a.   A Selling Member which desires to sell all or any portion of its Membership Interest or Economic Interest in the Company to a third party purchaser other than a Member shall obtain from such third party purchaser a bona fide written offer to purchase such interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor. The Selling Member shall give written notification to the Company, by certified mail or personal delivery, of its intention to so transfer such interest, furnishing to the Company a copy of the aforesaid written offer to purchase such interest.

           b.   The Company (or the Company's assignee as provided in section 9.2(c)) shall have the right to exercise a right of first refusal to purchase all (but not less than all) of the interest or portion of an interest proposed to be sold by the Selling Member upon the same terms and conditions as stated in the aforesaid written offer to purchase by giving written notification to the Selling Member, by certified mail or personal delivery, of their intention to do so within ten (10) days after receiving written notice from the Selling Member. The failure of the Company to so notify the Selling Member of its desire to exercise this right of first refusal within said ten (10) day period shall result in the termination of the right of first refusal and the Selling Member shall be entitled to consummate the sale of its interest in the Company, or such portion of its interest initially proposed to be sold by the Selling Member, with respect to which the right of first refusal has not been exercised, to such third party purchaser.

          In the event the Company gives written notice to the Selling Member of its desire to exercise this right of first refusal and to purchase all of the Selling Member's interest in the Company which the Selling Member desires to sell upon the same terms and conditions as are stated in the aforesaid written offer to purchase, the Company shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within thirty (30) days after receipt of written notification from the Selling Member of the third party offer to purchase.

           c.   The company may assign its right to exercise this right of first refusal to any Person. No Selling Member shall be entitled to vote on or participate in a decision by the Company regarding exercise of the Company's right of first refusal or assignment of the Company's right of first refusal. If the Manager is the Selling Member, the remaining Members (Members other than the Selling Member) shall be entitled to vote on the Company's exercise of its right of first refusal or regarding assignment of its right of first refusal. Under such circumstances, the decision of the remaining Members holding at least two-thirds of the total interests of remaining Members in the Company's capital shall be the decision of the Company. If the Selling Member is not the Manager, the Manager shall decide whether the Company will exercise its right of first refusal or assign its right of first refusal.

           d.   In the event of either the purchase of the Selling Member's interest in the Company by a third party purchaser or the gift of an interest in the Company (including an Economic interest), and as a condition to recognizing one or more of the effectiveness and binding nature of any such sale or gift and (subject to Section 9.3, below) substitution of a new Member as against the Company or otherwise, the remaining Members may require the Selling Member or Gifting Member and the proposed purchaser, donee or successor-in-interest, as the case may be to execute, acknowledge and deliver to the remaining Members such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the remaining Members may deem necessary or desirable to:

                      i.   constitute such purchaser, as a Member or Economic Interest owner;

                      ii.   confirm that the Person desiring to acquire an interest or interests in the Company as an Economic Interest Owner, or to be admitted as a Member, has accepted assumed and agreed to be subject and bound by all of the terms, obligations and conditions of the operating Agreement, as the same may have been further amended (whether such Person is to be admitted as a new Member or will merely be an Economic Interest owner);

                      iii.   preserve the company after the completion of such sale, transfer, assignment, or substitution under the laws of each jurisdiction in which the Company is qualified, organized or does business;

                      iv.   maintain the status of the company as a partnership for federal tax purposes; and

                      v.   assure compliance with any applicable state and federal laws including securities laws and regulations.

           e.   Any sale or gift of a Membership Interest or Economic Interest or admission of a Member in compliance with this Article 10 shall be deemed effective as of the last day of the calendar month in which the remaining Members consent thereto was given, or, if no such consent was required pursuant to section 9.2(f), then on such date that the donee or successor in interest complies with Section 9.2(d). The Transferring Member agrees, upon request of the remaining Members, to execute such certificates or other documents and perform such other acts as may be reasonably requested by the remaining Members from time to time in connection with such sale, transfer, assignment, or substitution. The Transferring Member hereby indemnifies the Company and the remaining Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer or purported transfer in violation of this Article 9.

           f.   Subject to Section 9.3, a Gifting Member may gift all or any portion of its interest (without regard to Section 9.2(a) and (b)), provided, however, that the donee or other successor-in-interest (collectively, "donee") complies with Section 9.2(d) and further provided that the donee is either the Gifting Member's spouse, former spouse, or lineal descendent (including adopted children). In the event of the gift of all or any portion of a Gifting Member's Membership Interest or Economic Interest to one or more donees who are under 25 years of age, one or more trusts shall be established to hold the gifted interest(s) for the benefit of such donee (s) until all of the donee (s) reach the age of at least 25 years. Without receiving the consent of any other Member, a Member may sell or give all or any portion of its Membership Interest and Economic interest (without regard to Section 9.2(a) and (b)) to any other Member.

           9.3   Transferee Not a Member in Absence of Consent.

           a.   Notwithstanding anything contained herein to the contrary (including, without limitation, Section 9-2 hereof), if all of the remaining Members do not approve by unanimous written consent of the proposed sale or gift of ‘the Transferring Member's Membership Interest or Economic interest to a transferee or donee which is not a Member immediately prior to the sale or gift, then the proposed transferee or donee shall have no right to participate in the management of the business and affairs of the Company or to become a Member. Such transferee or donee shall be merely an Economic Interest owner. Provided, however, at any time after the company has received an opinion of its legal counsel that the requirement that remaining Members approve transfers of Membership Interests for such transferees to be admitted as Members is no longer necessary for the Company to be classified as a partnership for Federal income tax purposes or for classification of the Company as a partnership under any state income tax laws to which the Company is subject, Membership Interests and/or Economic Interests shall be freely transferable and this Section 9.3(a) shall be of no further force and effect. No transfer of a Member's interest in the Company (including any transfer of the Economic Interest or any other transfer which has not been approved as provided herein shall be effective unless and until written notice (including the name and address of the proposed, transferee or donee and the date of such transfer) has been provided to the Company and the non-transferring Member(s).

           b.   Upon and contemporaneously with any sale or gift of a Transferring Member's Economic interest in the company which does not at the same time: transfer the balance of the rights associated with the Economic Interest transferred by the Transferring Member (including, without limitation, the rights, if any, of the Transferring Member to participate in the management of the business and affairs of the Company), the company shall purchase from the Transferring Member, and the Transferring Member shall sell to the Company for a purchase price of $100.00, all remaining rights and interests retained by the Transferring Member which immediately prior to such sale or gift were associated with the transferred Economic Interest.

ARTICLE 10.

DISSOLUTIQN AND TERMINATION

           10.1   Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

           a.   when the period fixed for the duration of the Company shall expire pursuant to Section 2.5;

           b.   by the unanimous written agreement of all Members; or

           c.   Upon the exercise of the Option Agreement unless, within 90 days after the exercise, Hayman elects not to dissolve the Company. If Hayman elects not to dissolve the Company, the Company shall pay Dunnigan and Barker the amount of their positive capital Accounts as of the date of exercise of the option Agreement within 90 days' after the exercise of the Option, and, upon the receipt of such payment, Dunnigan and Barker shall cease to be Members and shall cease to have any further rights under this Agreement.

           10.2   Winding Up. Liquidation and Distribution of Assets.

          Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Members shall immediately proceed to wind up the affairs of the Company.

           a.   If the Company is dissolved and its affairs are to be wound up, the Members shall:

                    i.   Sell or otherwise liquidate all of the Company's assets than the Company's assets other than the Company's interest in the Option Agreement as promptly as practicable (except to the extent Members owning a Majority Interest may determine to distribute any assets to the Equity owners in kind)

                   ii.   Allocate any net profit or net loss resulting from such sales to the Equity Owners' Capital Accounts in accordance with Article 8 hereof,

                      iii.   Discharge all liabilities of the Company, including liabilities to Equity Owners who are also creditors, to the extent otherwise permitted by law, other than liabilities to Equity owners for distributions and the return of capital, and establish such reserves as may, be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining. the Capital Accounts of the Equity Owners, the amounts of such reserves shall be deemed to be an expense of the Company),

                      iv.   Distribute, the remaining assets in the following order:

                                 (a)   The Company's rights under the option Agreement (or, if the option provided for in the Option Agreement has been exercised) the Company's interest in the proceeds of such exercise shall be distributed to Hayman.

                                 (b)   The remaining assets shall be distributed to the Equity Owners in accordance with their Capital Accounts in accordance with the positive balance (if any) of each Equity Owner's Capital Account (as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs including the distribution pursuant to 10.2 a iv (a)), either in cash or in kind, as determined by the Members owning a Majority Interest, with any assets distributed in kind being valued for this purpose at their fair market value. Any such distributions to the Equity Owners in respect of their capital Accounts shall be made in accordance with the time requirements set forth in Section 1. 704-1 (b) (2) (ii) (b) (2) of the Treasury Regulations.

           b.   Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1 (b) (2) (ii) (g) of the Treasury Regulations, if any Equity Owner has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Equity Owner shall have no obligation to make any capital contribution, and the negative balance of such Equity Owner's Capital Account shall not be considered a debt owed by such Equity owner to the Company or to any other Person for any purpose whatsoever.

           c.   Upon Completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

           d.   The Members shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

           10.3   Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Equity Owners, a Certificate of Cancellation shall be prepared, executed and filed in accordance with the Act.

           10.4   Return of Contribution Nonrecourse to Other Equity Owners. Except as provided by law or as expressly provided in this Agreement, upon dissolution each Equity owner shall look solely to the assets of the Company for the return of its capital contribution, if the company property remaining after the payment or discharge of the debts and liabilities of the company is insufficient to return the cash contribution of one or more Equity Owners, such Equity Owners shall have no recourse against any other Equity owner.

ARTICLE 11.

MISCELLANEOUS PROVISIONS

           11.1   Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Equity, Owner's and/or Company's address, as appropriate, which is set forth in this Agreement. Except as otherwise provided herein, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail addressed and sent as aforesaid.

           11.2   Application of Delaware Law. This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Act and choice of law provisions of the Delaware Code.

           11.3   Amendments. This Agreement may not be amended except by the Members holding at least two-thirds of the Capital Interests in the Company.

           11.4   Heirs, Successors and Assigns. Each and all of the. covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and, assigns.

           11.5   Third Parties. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or persons other than the Equity Owners and the Company.

           11.6   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

CERTIFICATE

          The undersigned hereby agree, acknowledge and certify that the foregoing Agreement consisting of 20 pages, excluding the Table of Contents and attached Exhibits, constitutes the Agreement of Bassco Valley, LLC adopted by the Company and the Members of the Company effective as of October 9, 1996 as Amended and Restated as of September 16, 1997.

COMPANY: BASSCO VALLEY, LLC By: /s/ Ronnie G. Dunnigan Its: Manager MEMBERS: /s/ Ronnie G. Dunnigan /s/ Gary Barker Hayman Holdings, Inc By: Stephen Addington Name: Stephen Addington Title: Agent

Exhibit 7.1

Initial Member	Capital Contribution	Share of Total Capital

Ronnie G. Dunnigan	129 shares of common stock in Kindill with an agreed value of $35,586 (99 of the 129 shares were originally contributed to the Company by Harold Sergent. Dunnigan acquired a portion of his Member Interest in the Company from Sergent on December 1, 1996 and received the balance of Sergent's Capital Account as a result of that transaction.)	12.71%

Gary Barker	$31,300 in cash	11.19%

Hayman Holdings, Inc.	Cancellation of Haymen Obligation with an Agreed Value of $206,700	76.1%